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                                                                    EXHIBIT 23.3

                         Independent Auditor's Consent

The Board of Directors
Clear Channel Communications, Inc.:

We consent to (a) the incorporation by reference in this Registration Statement on Form S-3 (No. 333-33371) and the Registration Statement on Form S-4 (No. 333-43747) of our report on the consolidated financial statements of Heftel Broadcasting Corporation and subsidiaries as of and for the year ended December 31, 1997, which report is included in the Current Report on Form 8-K of Clear Channel Communications, Inc. dated March 12, 1998 and (b) the reference to our firm under the heading "Experts" in the Prospectus.

We also consent to the incorporation by reference of the aforementioned report in the Registration Statements on Form S-8 of the 1984 Stock Option Plan of Clear Channel Communications, Inc. (No. 33-14193); the Clear Channel Communications, Inc. Nonqualified Stock Option Plan (No. 33-59772); the Clear Channel Communications, Inc. 1994 Incentive Stock Option Plan, the Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan, the Clear Channel Communications, Inc. Directors' Nonqualified Stock Option Plan, the Option Agreement for Officer (No. 33-64463); and the Non-Qualified Option Grant to Karl Eller dated April 10, 1997, the Non-Qualified Option Grant to Paul J. Meyer dated April 10, 1997, the Non-Qualified Option Grant to Timothy J. Donmoyer dated April 10, 1997; and the Eller Media Company Senior Management Incentive Plan of Clear Channel Communications, Inc. (333-297177).


                                           KPMG Peat Marwick LLP


Dallas, Texas
March 12, 1998